Exhibit 99.1

AITX Reports 2nd Quarter Revenue Increase of 44% Over Previous Year

Gross Profit Increases 27%, Operating Expenses Down

Detroit, Michigan, October 13, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, filed its quarterly report on Form 10-Q for the 3 months ended August 31, 2023 with the Securities and Exchange Commission for its Q2 of fiscal year 2024. AITX is a fully reporting company with the SEC, filing annual and quarterly reports with audited and unaudited financial statements, respectively.

For the quarter ending August 31, 2023, the Company reported revenues of $386,363, a strong 44% increase from the $267,484 generated in the same quarter of the previous fiscal year. This growth primarily stems from an uptick in Recurring Monthly Revenue (RMR) as the deployment of devices strengthens and increases.

“This solid trajectory is a testament to our relentless dedication and innovative approach,” said Steve Reinharz, CEO of AITX and wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD). “The numbers speak for themselves. Our strategy of growing RMR through the deployment of more, higher valued units is reaping dividends.”

Highlights from Q2 of Fiscal Year 2024:

Gross Profit Increase:

The three-month period ending August 31, 2023, saw a gross profit of $297,349. This represents a 27% increase compared to the gross profit of $233,270 during the same period in the prior fiscal year. This gain is attributed to the Company’s significant increase in the number of deployed and activated devices.

Operating Costs Decrease:

Despite the significant growth in revenue, gross profit and units deployed, the Company successfully managed to reduce its operating costs by 2% compared to the same timeframe in FY 2023. The full impact of several cost-saving initiatives enacted by the Company are expected to be realized in the Q4 2024 results.

Q2 Order Intake Results & Expected Revenue Results

As reported on September 6, 2023, AITX’s primary subsidiary, RAD, recorded a significant increase in order intake.

Additional Cost Cutting Initiatives:

AITX is presently implementing additional strategies projected to reduce monthly expenses by approximately $150,000. While this move positions the Company closer to realizing positive cash flow, it will decelerate the development and rollout of planned mobile solutions.

Shedding light on the Company’s short-term strategies, Reinharz noted, “Our increasingly strong financial position allows us to make these strategic decisions. The current cost-reducing initiatives align with our broader vision, and while this means a slight delay in the release of a few of our mobile solutions, it underscores our commitment to delivering value to our stakeholders.”

Additional Noteworthy Highlights:

Robust Sales Funnel:

The RAD sales funnel currently holds the greatest depth, breadth, and quality of revenue-generating opportunities, suggesting a positive outlook for the near future.

Independent Contractor Program:

Stepping into 2024, RAD’s newly launched Independent Contractor program has organically attracted a variety of respected security industry leaders and influencers to advocate and promote RAD solutions on a strictly commission-based framework. The Company maintains an optimistic stance, foreseeing that this program will yield significant revenue generating opportunities.

In conclusion, Reinharz stated, “The Company’s future looks as bright as ever. With the strongest RAD sales funnel in history, plus the addition of industry veterans as part of our Independent Contractor program, we’re poised for continued, transformative growth. Here’s to AITX and RAD redefining AI-driven security and productivity solutions!”

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz